[AMERIANA BANCORP LETTERHEAD]





        AMERIANA BANCORP PLACES $10 MILLION IN TRUST PREFERRED SECURITIES


NEW CASTLE, Ind. (March 8, 2006) - Ameriana Bancorp (NASDAQ: ASBI) today announced it has completed a private placement of $10 million in trust preferred securities. The Company intends to use the proceeds from the issuance of the trust preferred securities for general corporate purposes and to increase the regulatory capital of its subsidiary bank. "This offering will strengthen our balance sheet and provide us further leverage to grow Ameriana Bank and Trust, SB," said Jerome J. Gassen, President and Chief Executive Officer. The trust preferred securities will bear a rate equal to the average of 6.71% and the three-month London Interbank Offered Rate ("LIBOR") plus 150 basis points for the first five years following the offering. After the first five years, the securities will bear a rate equal to 150 basis points over the three-month LIBOR.

The securities were issued by a statutory business trust formed by Ameriana Bancorp and were sold in a private placement pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. As its name implies, Ameriana Bank and Trust SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is
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hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.




Contact:

Ameriana Bancorp
Jerome J. Gassen, 765-529-2230